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                                              Filed Pursuant to Rule 424(b)(3)
                                               Registration File No.: 333-34149


                                                                   Amendment #2
PROSPECTUS DATED AUGUST 22, 1997                    PRICING SUPPLEMENT NO. 2 TO
PROSPECTUS SUPPLEMENT                      REGISTRATION STATEMENT NO. 333-34149
DATED SEPTEMBER 3, 1997                                            MAY 28, 1998
                                                                 RULE 424(B)(3)

AMENDMENT #2: AMENDED PROSPECTUS SUPPLEMENT DATE

                    DONALDSON, LUFKIN & JENRETTE, INC.
                           MEDIUM-TERM NOTES
                 Due Nine Months or More from Date of Issue

The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

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

Principal Amount:          $100,000,000                   Optional Conversion:      N/A

Price To Public:           99.81635%                      Notice Date;              N/A
Underwriting Discount:      0.50000%
Proceeds To Issuer:        99.31635%                      Conversion Date:          N/A

Settlement Date            October 28, 1997               Interest Rate:            N/A
(Original Issue Date):

Specified Currency:        US Dollars                     Day Count:                N/A

Authorized Denomination:   $1,000                         Interest Payment Dates:   N/A

Maturity Date:             October 29, 2007               First Payment:            N/A

Interest Rate:             3 M Libor + 37.5 bp            Optional Repayment Date:  Non-Call/Life
  First Coupon:            5.69583% + 37.5 bp
  Last Coupon:             1 M Libor + 37.5 bp            Initial Redemption Date:  N/A

Day Count:                 Actual/360                     Initial Redemption        N/A
                                                          Percentage:

Interest Payment Dates:    Quarterly                      Annual Redemption         N/A
Interest Reset Dates:      3rd Wednesday of               Percentage Reduction:
                           Mar, Jun, Sep, Dec

Interest Determination     2 London Business days         Book Entry Note or        B/E
Date:                      prior to Interest Reset Date   Certificated Note:

First Payment:             December 17, 1997              Total Amount of OID:      $183,650

                                                          CUSIP:                    25766CAJ3
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Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                       DONALDSON, LUFKIN & JENRETTE
                          SECURITIES CORPORATION